EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders of
Whitman Corporation:

We consent to incorporation by reference in Registration Statements Nos. 33-58209 and 333-16355 on Forms S-3, Registration Statement No. 33-62113 on Form S-4, and Registration Statement Nos. 33-65006, 33-28238 and 33-53427 on Forms S-8 of Whitman Corporation of our report dated January 16, 1998, relating to the consolidated balance sheets of Whitman Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in this annual report on Form 10-K.



KPMG Peat Marwick LLP
Chicago, Illinois
March 16, 1998